EXHIBIT 99.1
WEINGARTEN REALTY
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, TX  77292-4133
(713) 866-6000

NEWS RELEASE

Information:   Richard Summers, Vice President/Director of Investor Relations, 713-866-6050

Weingarten Realty Delivers 8% FFO Per Share Growth
 and Increases Dividend 6.1%

Houston, February 26, 2008 --- Weingarten Realty announced strong results for the fourth quarter and the year ended December 31, 2007, reflecting the company’s success in executing its strategic growth plan.

“Our funds from operations (FFO), on a diluted per-share basis, grew to $0.78 for the fourth quarter of 2007, up 8% from the prior year. For the full year, FFO grew to $3.06, from $2.83 in 2006, also an increase of 8%. These increases reflect the excellent progress achieved in implementing our strategic growth plan,” stated Drew Alexander, President and Chief Executive Officer.

Financial and Operating Highlights
•
Net income, on a diluted, per-share basis, was $0.67 for the fourth quarter of 2007, compared to $0.59 per share for the same period of 2006. For the full year, net income was $2.44 in 2007 and $3.27 in 2006. The decline from the prior year was due to a reduction in gains on property sales during 2007;

•
Funds from operations (FFO), a non-GAAP financial indicator considered one of the most meaningful performance measurements within the REIT industry, grew 8% for both the fourth quarter and the full year, on a diluted per-share basis;

•	Merchant development activities provided $6.2 million or $0.07 of FFO per share for the fourth quarter and $13.8 million or $0.16 of FFO per share for the full year (both net of tax);

•
Overall occupancy rose to 94.4% at the end of 2007, up from 94.1% at the end of the prior year. Same property net operating income (NOI), on a cash basis, rose 3.2% in the fourth quarter and 2.8% for the full year;

•
The Board of Trust Managers increased the cash dividend for 2008 by 6.1% to an annualized $2.10 per common share, up from $1.98. This extends the Company’s record of increasing the dividend to 23 consecutive years.

Strategic Growth Plan
Progress in the execution of Weingarten’s growth plan during 2007 included:

•	New development completions totaled $96 million for 2007, exceeding the Company’s $80 million goal. The new development pipeline totaled $807 million at year-end;

•	Gross acquisitions totaled $115 million during the fourth quarter and $891 million for the full year with $376 million acquired through institutional joint ventures;

•
Additionally, in 2007, Weingarten added new joint venture relationships as well as expanding existing relationships. Assets under management grew to $2.8 billion at year-end, up from $1.9 billion at the end of 2006, and joint venture fee income totaled $8 million, up from less than $3 million in the prior year;

•
Dispositions of non-core assets totaled $55.1 million in the fourth quarter, representing eight properties totaling 507,000 square feet at an average cap rate of 7.6%.  For the full year, dispositions totaled $257 million, representing 2.0 million square feet at an average cap rate of 6.9%. Gains on asset sales were $83 million in 2007, down from $150 million in 2006.

Existing Portfolio Strength
Weingarten’s portfolio of existing properties continued to deliver strong results with high occupancy rates and healthy increases in rental rates and same property NOI.

During the fourth quarter of 2007, the Company completed 313 new leases and renewals, totaling 1.7 million square feet with an average rental rate increase of 15.4% on a same space GAAP basis and 11.1% on a cash basis.   For the full year, 1,261 new leases or renewals, totaling 7.0 million square-feet of space, were completed at an average rental rate increase of 14.0% on a same space GAAP basis and 10.3% on a cash basis.

Same property net operating income (NOI), on a cash basis, rose 3.2% in the fourth quarter, with growth of 3.2% from retail properties and 3.4% from industrial properties. For the full year, same property NOI rose 2.8% from the prior year. Beginning with the fourth quarter of 2007, the Company started reporting same property NOI on both a cash basis and a GAAP basis. Same property NOI for the full year, on a GAAP basis, was 2.4%.

Occupancy for the retail properties was 95.1% at year-end compared to 95.0% a year earlier. Industrial occupancy increased to 92.0%, from 91.2% the prior year, driven, in part, by strong demand for space in Texas.

“The continued strong performance of our existing properties speaks to the quality of our portfolio and our operational expertise,” said Johnny Hendrix, Executive Vice President, Asset Management. “Our strong focus on neighborhood and community shopping centers with retailers that provide groceries and other basic necessities makes our properties less susceptible to economic downturns and likely to outperform other types of real estate assets in a weakening economy.”

New Development
The year 2007 was a record year at Weingarten for new development projects started, total invested dollars, and new development completions. The Company started 13 projects with an estimated final investment of $284 million. Investment in projects currently under development totaled $193 million in 2007 and new development completions totaled $96 million for the year.

The Company’s new development pipeline at year end 2007 includes 32 properties at various stages of development, up from 30 properties a year ago. Weingarten has invested $341 million in these projects to date and estimates its total investment, at completion, to be $629 million. The Company also has eight development sites under contract that have a projected final investment of $178 million. This results in a total new development pipeline of $807 million.

“We are making excellent progress in new development, including our merchant build activities,” said Robert Smith, Senior Vice President and Director of New Development. “We delivered $96 million in new development completions in 2007, exceeding our 2007 goal of $80 million. Additionally, our merchant build activities contributed $0.16 of FFO per share. We are projecting that six of our 32 projects currently under development will be stabilized by the end of 2008 and these centers are 93% leased, including tenant-owned square footage. By the end of 2009, we are projecting that 16 of the 32 projects currently under development will be stabilized and these projects are 73% leased.”

Portfolio Enhancements
Weingarten’s acquisition program is expanding and enhancing the company’s portfolio of properties while increasing its geographic diversification and coast-to-coast presence. Acquisitions totaled $115 million in the fourth quarter and $891 million for 2007, including $376 million of properties acquired through joint ventures. These additions bring Weingarten’s assets under management to $2.8 billion.

“Most of our acquisitions occurred prior to the disruption in the credit markets in late summer,” said Candace DuFour, Senior Vice President and Director of Acquisitions.
“Although we are beginning to see limited deal flow again, our acquisition program will proceed at a prudent pace that reflects economic realities.”

Fourth quarter acquisitions included:

•
SouthPark 3075 and Westlake 125 are state of the art industrial buildings totaling 235,000 and 154,000 square feet, respectively. Both buildings are in great locations in metropolitan Atlanta near the Hartsfield Jackson International Airport. Occupancy at these two buildings is below 65%, providing a strong value add opportunity, and we expect the buildings may be joint-ventured in the future.

•
Paradise Key is a 272,000 square foot grocery anchored shopping center in Destin, Florida. Located at the main retail intersection in Destin, across the street from an existing WRI property, this stable asset is anchored by Publix, the dominant grocer in the trade area. Ross, Steinmart and Old Navy are additional anchors with very strong sales per square foot. Other very favorable aspects of this acquisition include the property’s superior access and annual rent bumps for the majority of the small shop tenants. Paradise Key was acquired by WRI and a private investor with WRI owning 10% and the private investor owning 90%.

•
Tropicana Beltway is a 246,000 square foot shopping center in Las Vegas, Nevada, anchored by WalMart and Lowe’s. With a strong barrier-to-entry location in one of Las Vegas’ fastest growing areas, this center is a shopping hub for residents from master-planned communities and new developments. Additionally, the center has excellent access and visibility from Interstate 215. Having an ownership interest in this property through a joint venture since 2003, WRI acquired its joint venture partner’s interest in the fourth quarter of 2007.

Dividends and Share Repurchases
The Board of Trust Managers increased the cash dividend for 2008 by 6.1% to an annualized $2.10 per common share, up from $1.98. The first quarter 2008 dividend of $0.525 is payable on March 17, 2008 to shareholders of record on March 7, 2008. This extends the Company’s record of increasing the dividend to 23 consecutive years;

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. Dividends on the Series G Cumulative Redeemable Preferred Shares are $0.384049 per share. All preferred share dividends are payable on March 17, 2008 to shareholders of record on March 7, 2008.

During 2007, the Company repurchased 2.8 million of its common shares in the open market at an average share price of $37.12 under the common share repurchase program authorized by the Board of Trust Managers.

“Our share repurchases reflect our conviction that Weingarten common shares offer a compelling value at recent prices,” Alexander said. “Our dividend yield of 6% is backed by a high-quality stream of recurring income and a strong investment grade debt rating. In addition to superior stability, we offer substantial upside potential from our demonstrated success in executing our growth strategy.”

Martin Debrovner to Retire
Weingarten’s Vice Chairman Martin Debrovner will retire on June 30, 2008, after a 40 year career that spanned many aspects of the Company’s business.

“Marty has played a tremendous role in Weingarten’s growth from a company with 45 properties and 10 employees to its current position as an industry leader with a national platform,” said Drew Alexander. “We owe a great deal of our success to his dedication, skilled leadership, and the lasting relationships he has forged. In recent years, he has played a key role in guiding our expanded acquisition and new development programs. But perhaps his most lasting legacy is in mentoring the next generation of leaders who are fully prepared to step into the important roles that he has filled.”

Outlook
“Changes in the capital markets and the softening economy will make 2008 a challenging year. Our quality portfolio of retail properties that provide groceries and other basic necessities to consumers has proven to be extremely resilient through all economic cycles. Our associates are skilled, hands-on asset managers working with great retailers in some of the best locations in the country. In our 60-year history, our occupancy has never dropped below 90%. This is a formula for long-term success,” said Alexander. “Regardless, as we move forward in 2008, we will be highly selective in investing our capital in new developments and acquisitions.

Given market conditions, we expect to generate FFO per share in the range of $3.21 to $3.27 for 2008, representing growth of 5% to 7%. We are very well positioned for the future and I am confident of meeting our long-term goals and creating substantial value for our investors.”

Conference Call Information
The Company also announced that it will host a live webcast of its quarterly conference call on February 27, 2008 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s Web site at www.weingarten.com. A replay is also available through the Company’s Web site starting approximately two hours following the live call or can be heard by calling 800-642-1687, identification number 32422309 until 11:59 PM Central Time on February 28, 2008.

About Weingarten Realty Investors
As one of the largest real estate investment trusts listed on the New York Stock Exchange, Weingarten Realty (NYSE:WRI) is celebrating its 60th anniversary as a commercial real estate owner, manager and developer, formed in 1948. Focused on delivering solid returns to shareholders, Weingarten is actively developing, acquiring, and intensively managing properties in 23 states that span the United States from coast-to-coast. The Company’s portfolio of 415 properties includes 335 neighborhood and community shopping centers and 80 industrial properties. Including tenant-owned square footage, the Company’s portfolio currently totals more than 72 million square feet under management. Weingarten has one of the most diversified tenant bases of any major REIT in its sector, with the largest of its 5,700 tenants comprising less than 3% of its rental revenues. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements
Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

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Financial Statements
Weingarten Realty Investors
(in thousands, except per share amounts)

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2007	2006	2007	2006
		(Unaudited)		(Unaudited)
	STATEMENTS OF CONSOLIDATED INCOME AND
	FUNDS FROM OPERATIONS
	Rental Income	$150,812	$138,515	$585,702	$531,353
	Other Income	3,592	2,201	13,352	6,841
	Total Revenues	154,404	140,716	599,054	538,194
	Depreciation and Amortization	33,888	31,863	131,708	121,471
	Operating Expense	30,090	26,741	106,259	88,018
	Ad Valorem Taxes	15,500	13,483	68,560	62,652
	General and Administrative Expense	7,329	7,301	26,979	23,801
	Total Expenses	86,807	79,388	333,506	295,942
	Operating Income	67,597	61,328	265,548	242,252
	Interest Expense	(38,646)	(39,664)	(148,829)	(145,374)
	Interest and Other Income	1,648	4,226	8,486	9,044
	Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	7,340	3,789	19,853	14,655
	Income Allocated to Minority Interests	(2,559)	(1,437)	(10,237)	(6,414)
	Gain (Loss) on Sale of Properties	1,076	(4,481)	4,086	22,493
	Gain on Land and Merchant Development Sales	8,235	986	16,385	7,166
	(Provision) Benefit for Income Taxes	(2,140)	35	(4,073)	(1,366)
	Income From Continuing Operations	42,551	24,782	151,219	142,456
	Operating Income From Discontinued Operations	66	2,690	3,139	17,060
	Gain on Sale of Properties From Discontinued Operations	23,975	26,914	83,659	145,494
	Income from Discontinued Operations	24,041	29,604	86,798	162,554
	Net Income	66,592	54,386	238,017	305,010
Less:	Preferred Share Dividends	8,890	2,525	25,375	10,101
	Net Income Available to Common Shareholders--Basic	$57,702	$51,861	$212,642	$294,909
	Net Income Per Common Share--Basic	$0.68	$0.61	$2.49	$3.36
	Net Income Available to Common Shareholders--Diluted	$58,798	$53,191	$217,049	$300,362
	Net Income Per Common Share--Diluted	$0.67	$0.59	$2.44	$3.27

	Funds from Operations:
	Net Income Available to Common Shareholders	$57,702	$51,861	$212,642	$294,909
	Depreciation and Amortization	32,923	32,204	129,946	126,713
	Depreciation and Amortization of Unconsolidated Joint Ventures	3,765	1,751	11,204	5,079
	Gain on Sale of Properties	(25,065)	(22,446)	(83,907)	(168,004)
	(Gain) Loss on Sale of Properties of Unconsolidated Joint Ventures	(2,171)	2	(2,169)	(4,052)
	Funds from Operations--Basic	$67,154	$63,372	$267,716	$254,645
	Funds from Operations Per Common Share--Basic	$0.80	$0.74	$3.13	$2.90
	Funds from Operations--Diluted	$68,250	$64,702	$272,123	$260,098
	Funds from Operations Per Common Share--Diluted	$0.78	$0.72	$3.06	$2.83
	Weighted Average Shares Outstanding--Basic	84,286	85,476	85,504	87,719
	Weighted Average Shares Outstanding--Diluted	87,379	89,613	88,893	91,779

		December 31,	December 31,
		2007	2006
	CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
	Property	$4,972,344	$4,445,888
	Accumulated Depreciation	(774,321)	(707,005)
	Investment in Real Estate Joint Ventures	300,756	203,839
	Notes Receivable from Real Estate Joint Ventures and Partnerships	81,818	3,971
	Unamortized Debt and Lease Costs	114,969	112,873
	Accrued Rent and Accounts Receivable, net	94,607	78,893
	Cash and Cash Equivalents	65,777	71,003
	Restricted Deposits and Mortgage Escrows	38,884	94,466
Other		98,509	69,959
	Total Assets	$4,993,343	$4,373,887

Debt		$3,165,059	$2,941,039
	Accounts Payable and Accrued Expenses	155,137	132,821
Other		104,439	86,566
	Total Liabilities	3,424,635	3,160,426

	Minority Interest	96,885	87,680

	Preferred Shares of Beneficial Interest	8	4
	Common Shares of Beneficial Interest	2,524	2,582
	Accumulated Additional Paid in Capital	1,442,027	1,136,481
	Net Income in Excess of (Less Than) Accumulated Dividends	42,739	(786)
	Accumulated Other Comprehensive Loss	(15,475)	(12,500)
	Total Shareholders' Equity	1,471,823	1,125,781
	Total Liabilities and Shareholders' Equity	$4,993,343	$4,373,887